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NEWS RELEASE                   For more information contact:
NEWS RELEASE
NEWS RELEASE                   Nanita Waddell - Corporate IR
                               Somatogen, Inc.
                               303.541.3311

FOR IMMEDIATE RELEASE

SOMATOGEN, INC. ADOPTS PREFERRED SHARE PURCHASE RIGHTS PLAN

(BOULDER, CO., June 4, 1997): The Board of Directors of Somatogen, Inc. (Nasdaq:SMTG) approved the adoption of a Preferred Share Purchase Rights Plan under which stock-holders will receive one Right to purchase one one-hundredth of a share of a new series of Preferred Stock for each outstanding share of Somatogen Common Stock held of record at the close of business on June 12, 1997 (the "Record Date").

The Rights Plan is designed to enable all Somatogen stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stock-holders in the event that an unsolicited attempt is made to acquire Somatogen. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and was not adopted in response to any specific overtures towards Somatogen.

The Rights will be distributed as a non-taxable dividend and will expire on June 5, 2007. The Rights will be exercisable only if a person or group acquires 15% or more of the Somatogen Common Stock or announces a tender offer for 15% or more of the Common Stock. If a person acquires
15% or more of Somatogen's Common Stock, all Rightsholders except the buyer will be entitled to acquire Somatogen
Common Stock at a discount. The effect will be to discourage acquisitions of more than 15% of Somatogen's
Common Stock without negotiations with the Board of Directors.

The Rights will trade with Somatogen's Common Stock, unless and until they are separated upon occurrence of certain future events. Somatogen's Board of Directors may terminate the Rights Plan at any time or redeem the Rights prior to the time a person acquires more than 15% of the Somatogen Common Stock. Additional details regarding the
Rights Plan will be outlined in a summary mailed to all record holders following the Record Date.





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Somatogen is a biopharmaceutical company engaged in the
research, clinical development and commercialization of genetically engineered recombinant human hemoglobin-based products.

For additional information on Somatogen via facsimile at no cost, dial 800.669.9307, or see our Web site at http://members.aol.com/somatogen/index.htm.